NEWS RELEASE
November 5, 2014

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
COMMUNITY BANK, INC. IN RONAN, MONTANA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced the signing of a definitive agreement to acquire Community Bank, Inc., a community bank based in Ronan, Montana. The acquisition marks Glacier’s 16th acquisition since 2000 and its fourth announced transaction in the past 20 months. Community Bank provides banking services to individuals and businesses in western Montana, with eight banking offices located in Missoula, Polson, Ronan, and Pablo. As of September 30, 2014, Community Bank had total assets of $180 million, gross loans of $94 million and total deposits of $154 million.

The boards of Glacier and Montana Community Banks, Inc. (Community Bank’s holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to Montana Community Banks, Inc. shareholders of $12.4 million in cash and 443,649 shares of Glacier common stock. Based on the closing price of $28.47 for Glacier shares on November 5, 2014, the transaction would result in an aggregate value of $25.0 million. As of September 30, 2014, Montana Community Banks, Inc. had consolidated tangible equity of $20.7 million. Upon closing of the transaction, which is anticipated to take place in the first quarter of 2015, the branches of Community Bank will be merged into Glacier Bank and become part of the Glacier Bank and First Security Bank banking divisions.

"This is a tremendous opportunity for us to expand our western Montana presence with the addition of an outstanding community bank,” stated Mick Blodnick, Glacier's President and Chief Executive Officer. “This combination allows us to add several new markets in western Montana, and compliments our presence in Missoula and Polson." Blodnick added, "Community Bank serves the region well, as evidenced by its 100+ year track record, with respected management, strong customer relationships and a solid core deposit base." Blodnick also noted that the transaction will be immediately accretive to Glacier's earnings per share.

Donald Olsson, Jr., Chairman and CEO of Community Bank, commented, “We look forward to partnering with the Glacier organization. Community Bank has been serving customers in western Montana for over 100 years, so we take the company’s legacy and partnership very seriously.” Gordon Zimmerman, Community Bank’s President, went on to say, “As part of Glacier Bank, our customers will benefit from an enhanced line of service offerings, greater lending capacity, and expanded office locations. We look forward to becoming part of their well respected and highly successful community banking organization.”

Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Thursday, November 6, 2014. The call may be accessed by dialing (877) 561-2748 and the conference ID is 30123125. A slide presentation to accompany management’s commentary may be accessed from Glacier’s November 5, 2014 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel. Montana Community Banks, Inc. was advised by Christian, Samson & Jones, PLLC, as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 79 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene, operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier’s website at http://www.glacierbancorp.com.

Forward-Looking Statements

This news release includes forward-looking statements, which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and Community Bank, continued success of the Glacier’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.